Pricing supplement To prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023, and product supplement no. 4-I dated April 13, 2023	Registration Statement Nos. 333-270004 and 333-270004-01 Dated March 22, 2024 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$500,000

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Rockwell

Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common
Stock of General Mills, Inc. due March 26, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	If not subject to automatic call, the notes offer 12.00% interest over the term of the note, payable at a rate of 3.00% on the applicable Interest Payment Date.
•	The notes will be automatically called if the closing price of each of the common stock of Rockwell Automation, Inc., the common stock of Mettler-Toledo International Inc. and the common stock of General Mills, Inc. on any Review Date (other than the first and final Review Dates) is greater than or equal to its Stock Strike Price. The earliest date on which an automatic call may be initiated is September 23, 2024.
•	Investors should be willing to accept the risk of losing some or all of their principal and be willing to forgo dividend payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The notes are not linked to a basket composed of the Reference Stocks. The payment upon automatic call or at maturity is linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stocks:	The common stock of Rockwell Automation, Inc., par value $1.00 per share (Bloomberg ticker: ROK UN), the common stock of Mettler-Toledo International Inc., par value $0.01 per share (Bloomberg ticker: MTD UN) and the common stock of General Mills, Inc., par value $0.10 per share (Bloomberg ticker: GIS UN) (each, a “Reference Stock” and collectively, the “Reference Stocks”). We refer to Rockwell Automation, Inc. as “Rockwell Automation”, Mettler-Toledo International Inc. as “Mettler-Toledo International” and General Mills, Inc. as “General Mills”.
Automatic Call:	If the closing price of each Reference Stock on any Review Date (other than the first and final Review Dates) is greater than or equal to its Stock Strike Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) Interest for the Interest Payment Date occurring on the applicable Call Settlement Date, payable on that Call Settlement Date. No further payments will be made on the notes. The earliest date on which an automatic call may be initiated is September 23, 2024.
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the first and final Review Dates), the first Interest Payment Date immediately following that Review Date
Payment at Maturity:

If the notes have not been automatically called and the Final Stock Price of each Reference Stock is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) Interest payable on the Maturity Date.

If the notes have not been automatically called and the Final Stock Price of any Reference Stock is less than its Trigger Value, your payment at maturity per $1,000 principal amount note, in addition to Interest payable on the Maturity Date, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Reference Stock Return)

If the notes have not been automatically called and the Final Stock Price of any Reference Stock is less than its Trigger Value, you will lose more than 30.61% of your principal amount at maturity and could lose all of your principal amount at maturity.

Interest:	If the notes have not been automatically called, you will receive on each Interest Payment Date for each $1,000 principal amount note, a payment equal to $30.00 (each, an “Interest Payment”).
Interest Rate:	12.00%, payable at a rate of 3.00% on the applicable Interest Payment Date.
Trigger Value:	With respect to each Reference Stock, 69.39% of its Stock Strike Price
Least Performing Reference Stock:	The Reference Stock with the Least Performing Reference Stock Return
Least Performing Reference Stock Return:	The lowest of the Reference Stock Returns of the Reference Stocks
Strike Date:	March 21, 2024
Pricing Date:	March 22, 2024
Original Issue Date:	On or about March 27, 2024 (Settlement Date)
Valuation Date†:	March 21, 2025
Maturity Date†:	March 26, 2025
†	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000.00	$7.50	$992.50
Total	$500,000.00	$3,750.00	$496,250.00
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $7.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $977.10 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Reference Stock Return:	With respect to each Reference Stock, (Final Stock Price – Stock Strike Price) Stock Strike Price
Stock Strike Price:

With respect to each Reference Stock, the closing price of one share of the common stock of each Reference Stock on the Strike Date, which was:

$290.09 for Rockwell Automation;

$1,338.64 for Mettler-Toledo International; and

$68.76 for General Mills.

The Stock Strike Prices are not determined by reference to the closing prices of one share of common stock of each Reference Stock on the Pricing Date.

Final Stock Price:	With respect to each Reference Stock, the closing price of that Reference Stock on the final Review Date
Stock Adjustment Factor:	The Stock Adjustment Factor with respect to each Reference Stock is referenced in determining the closing price of one share of such Reference Stock and is set initially at 1.0 on the Strike Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the relevant Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Review Dates†:	June 21, 2024, September 23, 2024, December 23, 2024 and March 21, 2025 (the final Review Date)
Interest Payment Dates†:	June 26, 2024, September 26, 2024, December 27, 2024 and the Maturity Date
CUSIP:	48134XKX2

JPMorgan Structured Investments —	PS-1
Auto Callable Yield Notes Linked to the Common Stock of Rockwell Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common Stock of General Mills, Inc.

What Is the Total Return on the Notes, Assuming a Range of Performances for the Reference Stocks?

Total Interest Payments

The table below illustrates the total Interest Payments per $1,000 principal amount note over the term of the notes based on the Interest Rate of 12.00%, depending on how many Interest Payments are made prior to automatic call or maturity. If the notes have not been automatically called, the total Interest Payments per $1,000 principal amount note over the term of the notes will be equal to the maximum amount shown in the table below.

Number of Interest Payments	Total Interest Payments
4	$120.00
3	$90.00
2	$60.00
1	$30.00

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Review Dates. Each hypothetical payment set forth below assumes that the closing price of the Reference Stock that is not the Least Performing Reference Stock on each Review Date is greater than or equal to its Stock Strike Price. In addition, the hypothetical payments set forth below assume a Stock Strike Price for the Least Performing Reference Stock of $100.00, a Trigger Value for the Least Performing Reference Stock of $69.39 (equal to 69.39% of its hypothetical Stock Strike Price and an Interest Rate of 12.00% (payable at a rate of 3.00% on the applicable Interest Payment Date). The hypothetical Stock Strike Price of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and does not represent the actual Stock Strike Price of any Reference Stock. For historical data regarding the actual closing prices of each Reference Stock, please see the historical information set forth under “Historical Information” in this pricing supplement. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — The notes are automatically called on the second Review Date.

Date	Closing Price of the Least Performing Reference Stock
First Review Date	$105.00	Notes are NOT automatically called
Second Review Date	$105.00	Notes are automatically called
	Total Payment	$1,060.00 (6.00% return)

Because the earliest an Automatic Call can occur is on the second Review Date, the notes are not automatically called on the first Review Date, even though the closing price of each Reference Stock is greater than or equal to its Stock Strike Price.

Because the closing price of each Reference Stock on the second Review Date is greater than or equal to its Stock Strike Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,060.00 (or $1,000 plus the Interest Payment applicable to the corresponding Interest Payment Date), payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called and the Final Stock Price of the Least Performing Reference Stock is greater than or equal to its Trigger Value.

Date	Closing Price of the Least Performing Reference Stock
First Review Date	$95.00	Notes NOT automatically called
Second Review Date	$90.00	Notes NOT automatically called
Third Review Date	$50.00	Notes NOT automatically called
Final Review Date	$80.00	Final Stock Price of the Least Performing Reference Stock is greater than or equal to its Trigger Value
	Total Payment	$1,120.00 (12.00% return)

Because the notes have not been automatically called and the Final Stock Price of the Least Performing Reference Stock is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,030.00 (or $1,000 plus the Interest Payment applicable to the Maturity Date). When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $1,120.00.

JPMorgan Structured Investments —	PS-2
Auto Callable Yield Notes Linked to the Common Stock of Rockwell Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common Stock of General Mills, Inc.

Example 3 — Notes have NOT been automatically called and the Final Stock Price of the Least Performing Reference Stock is less than its Trigger Value.

Date	Closing Price of Least Performing Reference Stock
First Review Date	$40.00	Notes NOT automatically called
Second Review Date	$45.00	Notes NOT automatically called
Third Review Date	$40.00	Notes NOT automatically called
Final Review Date	$50.00	Final Stock Price of the Least Performing Reference Stock is less than its Trigger Value
	Total Payment	$620.00 (-38.00% return)

Because the notes have not been automatically called, the Final Stock Price of the Least Performing Reference Stock is less than its Trigger Value and the Least Performing Reference Stock Return is -50.00%, the payment at maturity will be $530.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] + $30.00 = $530.00

When added to the Interest Payments received with respect to the prior Interest Payment Dates, the total amount paid, for each $1,000 principal amount note, is $620.00.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	INTEREST PAYMENTS — The notes offer the potential to earn an Interest Payment in connection with each Review Date of $30.00 per $1,000 principal amount note, provided the notes have not been previously automatically called on any Review Date (other than the first and final Review Dates). Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of each Reference Stock on any Review Date (other than the first and final Review Dates) is greater than or equal to the Stock Strike Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest payment for the Interest Payment Date occurring on the applicable Call Settlement Date, payable on that Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of the principal amount of your notes at maturity.
•	RETURN DEPENDENT ON THE LEAST PERFORMING OF THE REFERENCE STOCKS — The return on the notes is dependent on the Least Performing Reference Stock, which will be one of the common stock of Rockwell Automation, the common stock of Mettler-Toledo International and the common stock of General Mills. For additional information see “The Reference Stocks” in this pricing supplement.
•	TAX TREATMENT — This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material U.S. Federal Income Tax Consequences.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In the opinion of our counsel, Latham & Watkins LLP, it is reasonable under current law to treat the notes for U.S. federal income tax purposes as a cash-settled put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the note (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the notes. Our counsel’s opinion is based on market conditions as of the date of this pricing supplement.

Under this treatment:

•	a portion of each coupon paid with respect to the notes will be attributable to interest on the Deposit; and
•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

With respect to the coupon payments you receive, 4.82% of the 12.00% coupon payment will be treated as an interest payment, and 7.18% of the 12.00% payment will be treated as payment for the Put Option for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the IRS could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.

JPMorgan Structured Investments —	PS-3
Auto Callable Yield Notes Linked to the Common Stock of Rockwell Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common Stock of General Mills, Inc.

Assuming the treatment of a note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the notes.

Under this treatment, upon a redemption of the notes (including at maturity), you should recognize short-term capital gain or loss equal to the difference between (i) the sum of the cash received on redemption or maturity and the aggregate Put Premium previously received (including the Put Premium received upon redemption) and (ii) your tax basis in the notes. If you dispose of the notes prior to their maturity (or earlier redemption), your treatment should generally be the same as described immediately above, except to the extent of any amount of accrued but unpaid portion of the coupon paid with respect to the notes attributable to interest on the Deposit, if any, which will be treated as ordinary interest income. Your tax basis in a note generally will be equal to the amount that you paid for the note.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued.

Alternatively, the notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussion below and in the accompanying product supplement, in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2025 that do not have a “delta” of one with respect to any U.S. equity. Based on certain determinations made by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (to the extent of the Deposit or to the extent that the notes are recharacterized as debt instruments) apply to amounts treated as interest on the Deposit (or otherwise paid with respect to the notes), as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

The preceding discussion, when read in combination with that section, constitutes the full opinion of Latham & Watkins LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

JPMorgan Structured Investments —	PS-4
Auto Callable Yield Notes Linked to the Common Stock of Rockwell Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common Stock of General Mills, Inc.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Stock Price of any Reference Stock is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Stock Strike Price. Accordingly, under these circumstances, you will lose more than 30.61% of your principal amount at maturity and could lose all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE TERM OF THE NOTES, regardless of any appreciation of any Reference Stock, which may be significant. You will not participate in any appreciation of any Reference Stock.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF EACH REFERENCE STOCK — Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to each of the Reference Stocks. The performance of the Reference Stocks may not be correlated. Poor performance by any of the Reference Stocks over the term of the notes may result in the notes not being automatically called on a Review Date (other than the first and final Review Dates), may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Stock Price of any Reference Stock is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Reference Stock.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If your notes are automatically called, the term of the notes may be reduced to as short as approximately six months and you will not receive any Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments. In addition, the issuer of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-5
Auto Callable Yield Notes Linked to the Common Stock of Rockwell Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common Stock of General Mills, Inc.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of the Reference Stocks. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Reference Stocks

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and its issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stocks. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —	PS-6
Auto Callable Yield Notes Linked to the Common Stock of Rockwell Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common Stock of General Mills, Inc.

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Rockwell Automation, Inc.

According to its publicly available filings with the SEC, Rockwell Automation is an industrial automation and information company that operates two segments: architecture & software; and control products and solutions. The common stock of Rockwell Automation, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Rockwell Automation in the accompanying product supplement. Rockwell Automation’s SEC file number is 1-12383.

Mettler-Toledo International Inc.

According to its publicly available filings with the SEC, Mettler-Toledo International is a global supplier of precision instruments and services for customers in a wide range of industries including life sciences, food and chemicals. The common stock of Mettler-Toledo International, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Mettler-Toledo International in the accompanying product supplement. Mettler-Toledo International’s SEC file number is 1-13595.

General Mills, Inc.

According to its publicly available filings with the SEC, General Mills is a manufacturer and marketer of branded consumer foods. The common stock of General Mills, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of General Mills in the accompanying product supplement. General Mills’ SEC file number is 1-01185.

Historical Information

The following graphs show the historical weekly performance of the Reference Stocks from January 4, 2019 through March 22, 2024. The closing price of one share of the common stock of Rockwell Automation on March 22, 2024 was $286.38. The closing price of one share of the common stock of Mettler-Toledo International on March 22, 2024 was $1,327.60. The closing price of one share of the common stock of General Mills on March 22, 2024 was $69.10.

We obtained the closing prices of the Reference Stocks above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical prices of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of any Reference Stock on any Review Date. There can be no assurance that the performance of the Reference Stocks will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS-7
Auto Callable Yield Notes Linked to the Common Stock of Rockwell Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common Stock of General Mills, Inc.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk

JPMorgan Structured Investments —	PS-8
Auto Callable Yield Notes Linked to the Common Stock of Rockwell Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common Stock of General Mills, Inc.

Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes, Assuming a Range of Performances for the Reference Stocks?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the Least Performing of the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Terms of the Notes

Any values of the Reference Stocks, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

Validity of the Notes and the Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

JPMorgan Structured Investments —	PS-9
Auto Callable Yield Notes Linked to the Common Stock of Rockwell Automation, Inc., the Common Stock of Mettler-Toledo International Inc. and the Common Stock of General Mills, Inc.